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                                                                    Exhibit 21.1

                                  SUBSIDIARIES


NAME OF ENTITY                           STATE OF INCORPORATION / JURISDICTION & DATE    DOING BUSINESS AS
--------------                           --------------------------------------------    -----------------
DST International Limited                United Kingdom- 8/21/92
Output Technologies, Inc.                Missouri - 12/28/90
USCS International, Inc.                 Delaware - 4/10/95
West Side Investments, Inc.              Nevada - 2/11/98

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Note: Significant subsidiaries as calculated under Rule 1-02(w) of Regulation
S-X, listed in alphabetical order. Output Technologies, Inc. is not a significant subsidiary under Rule 1-02(w) of Regulation S-X as of December 31, 1998.

DST International, Limited. represents the consolidation of nine international subsidiaries, each of which is engaged in the Company's Financial Services
Segment.

Output Technologies, Inc. represents the consolidation of eight U.S. and four international subsidiaries, each of which is engaged in the Company's Output
Solutions Segment.

USCS International, Inc. represents the consolidation of six U.S. and two international subsidiaries, primarily engaged in the Company's Output Solutions and Customer Management Segments.